Exhibit 99.1

Freescale Semiconductor Announces Second Quarter 2013 Results

AUSTIN, Texas--(BUSINESS WIRE)--July 25, 2013--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the second quarter ended June 28, 2013. Highlights include:

GAAP Results	Non-GAAP Results*
• Net sales of $1.04 billion	• EBITDA of $212 million
• Gross margin of 42.5%	• Adjusted earnings per share of $0.09
• Loss per share of $0.25

“Our overall financial results continued to improve both sequentially and year over year,” said Gregg Lowe, president and CEO. “Revenues, operating earnings and adjusted earnings per share all continued to grow and while we are still early into implementing our new strategy, we do see some signs of good progress.”

Second Quarter Highlights

Net sales for the second quarter of 2013 were $1.04 billion, compared to $981 million in the first quarter of 2013 and $1.03 billion in the second quarter of 2012.

Income from operations for the period was $125 million, compared to $104 million in the first quarter of 2013 and $112 million in the second quarter of 2012. Income from operations improved on a sequential basis due to higher sales and improved gross margins. On a year over year basis, income from operations increased primarily due to lower reorganization of business expense.

The net loss for the second quarter was $65 million, or $0.25 per share, compared to a loss of $48 million, or $0.19 per share, in the first quarter of 2013 and a loss of $34 million, or $0.14, in the second quarter of 2012. Second quarter 2013 results included a $59 million charge associated with a debt refinancing transaction completed in June 2013.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended June 28, 2013 were $151 million, compared to earnings of $117 million in the first quarter of 2013 and $146 million in the second quarter of 2012.

Second quarter adjusted net income (defined in Note 1 to the Consolidated Financial Information attached to this press release) was $23 million, or $0.09 per share, compared to a loss of $8 million, or $0.03 per share, in the first quarter of 2013 and income of $17 million, or $0.07 per share, in the second quarter of 2012. Sequentially, adjusted net income benefitted from higher sales and improving gross margins. On a year over year basis, adjusted net income benefitted primarily from higher operating income.

Descriptions of EBITDA, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings (loss) and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the second quarter of 2013 were as follows:

  Microcontroller net sales were $199 million in the second quarter, compared to $177 million in the first quarter of 2013 and $169 million in the second quarter last year. Sequentially and year over year, sales benefitted from increased sales into distribution in Asia as well as higher sales of applications processors into the general embedded and automotive markets.
  Digital Networking net sales were $229 million, compared to $202 million in the first quarter of 2013 and $220 million in the second quarter last year. Networking sales benefitted both sequentially and year over year from higher spending on current and next generation wireless networks and higher sales of products used in enterprise solutions.
  Automotive Microcontroller net sales were $272 million, compared to $254 million in the first quarter of 2013 and $258 million in the second quarter last year. Automotive microcontrollers sales benefitted both sequentially and year over year from the positive vehicle production and sales trends in the U.S. and China.
  Analog & Sensor net sales were $188 million, compared to $177 million in the first quarter of 2013 and $190 million in the second quarter last year. Analog and sensor net sales benefitted on a sequential basis from increases in global automotive production.
  RF net sales, which includes sales of power amplifiers to the wireless infrastructure market, were $81 million, compared to $86 million in the first quarter of 2013 and $66 million in the second quarter last year. On a year over year basis, RF sales increased due to increased spending on 3G and 4G wireless networks, particularly in China.
  Other net sales were $69 million, compared to $85 million in the first quarter of 2013 and $126 million in the second quarter last year. Both sequentially and year over year, other net sales declined due to lower sales into the wireless handset market and a decline in IP revenue.

Other Second Quarter 2013 Financial Information

  Capital Expenditures were $40 million;
  Cash and Cash Equivalents were $785 million and;
  Adjusted EBITDA* for the latest twelve months ending June 28, 2013 was $802 million.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

Third Quarter 2013 Outlook

For the third quarter of 2013, the company expects:

  Net sales to be between $1.05 billion and $1.09 billion;
  Gross margins to increase approximately 75 to 100 basis points on a sequential basis.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Daylight Time on July 25, 2013. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning our future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; inability to make necessary capital expenditures; loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under "Risk Factors" in our Annual Report on Form 10-K/A and other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE: FSL) is a global leader in embedded processing solutions, providing industry-leading products that are advancing the automotive, consumer, industrial and networking markets. From microprocessors and microcontrollers to sensors, analog integrated circuits and connectivity, our technologies are the foundation for the innovations that make our world greener, safer, healthier and more connected. Some of our key applications and end-markets include automotive safety, hybrid and all-electric vehicles, next-generation wireless infrastructure, smart energy management, portable medical devices, consumer appliances and smart mobile devices. The company is based in Austin, Texas, and has design, research and development, manufacturing and sales operations around the world. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2013.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012

Net sales	$1,038	$981	$1,029
Cost of sales	597	583	589
Gross margin	441	398	440
Selling, general and administrative	115	111	116
Research and development	187	182	188
Amortization expense for acquired intangible assets	4	3	4
Reorganization of business and other	10	(2)	20
Operating earnings	125	104	112
Loss on extinguishment or modification of long-term debt, net	(59)	(22)	-
Other expense, net	(125)	(120)	(135)
Loss before income taxes	(59)	(38)	(23)
Income tax expense	6	10	11
Net loss	$(65)	$(48)	$(34)

Loss per common share:
Basic	($0.25)	($0.19)	($0.14)
Diluted (a)	($0.25)	($0.19)	($0.14)

Weighted average common shares outstanding:
Basic	255	252	248
Diluted	259	256	250

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012

Adjusted operating earnings	$151	$117	$146
Amortization expense for acquired intangible assets (b)	4	3	4
Non-cash share-based compensation expense (c)	12	12	10
Reorganization of business and other (g)	10	(2)	20
Operating earnings	$125	$104	$112

Adjusted net earnings (loss)	$23	$(8)	$17
Amortization expense for acquired intangible assets (b)	4	3	4
Non-cash share-based compensation expense (c)	12	12	10
Fair value adjustment on interest rate and commodity derivatives (d)	-	(1)	8
Deferred and non-current tax impact (e)	3	6	9
Loss on extinguishment or modification of long-term debt, net (f)	59	22	-
Reorganization of business and other (g)	10	(2)	20
Net loss	$(65)	$(48)	$(34)

Adjusted net earnings (loss) per common share:
Basic	$0.09	($0.03)	$0.07
Diluted (a)	$0.09	($0.03)	$0.07

Weighted average common shares outstanding:
Basic	255	252	248
Diluted	259	256	250

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

(in millions)	Three Months Ended
	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012

Microcontrollers (1)	$199	$177	$169
Digital Networking (2)	229	202	220
Automotive MCU (3)	272	254	258
Analog & Sensors (4)	188	177	190
RF (5)	81	86	66
Other (6)	69	85	126
Total	$1,038	$981	$1,029
(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and multimedia applications.
(2) Digital Networking includes sales of communication and digital signal processors serving the networking and communications markets.
(3) Automotive MCU includes microcontroller sales serving the automotive market.
(4) Analog and Sensors includes sales of automotive analog, mixed-signal analog and sensor products.
(5) RF includes sales of power amplifiers.
(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012
ASSETS
Cash and cash equivalents	$785	$767	$881
Accounts receivable, net	399	387	444
Inventory, net	737	764	820
Other current assets	164	158	192
Total current assets	2,085	2,076	2,337

Property, plant and equipment, net	686	692	736
Intangible assets, net	60	63	82
Other assets, net	298	308	344
Total assets	$3,129	$3,139	$3,499

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$28	$28	$6
Accounts payable	372	324	369
Accrued liabilities and other	450	515	588
Total current liabilities	850	867	963

Long-term debt	6,413	6,361	6,578
Other liabilities	449	451	456

Shareholders' deficit	(4,583)	(4,540)	(4,498)
Total liabilities and shareholders' deficit	$3,129	$3,139	$3,499

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012

Cash flows from operations	$69	$70	$189

Cash flows from investing activities	$(58)	$(33)	$(57)

Cash flows from financing activities	$9	$23	$(2)

Effect of exchange rate changes on cash and cash equivalents	$(2)	$(4)	$(9)

Freescale Semiconductor, Ltd.
EBITDA and Adjusted EBITDA Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Jun 28,	Mar 29,	Jun 29,
	2013	2013	2012

EBITDA excluding the effects of other items	$212	$178	$202
Non-cash share-based compensation expense (c)	12	12	10
Fair value adjustment on interest rate and commodity derivatives (d)	-	(1)	8
Loss on extinguishment or modification of long-term debt, net (f)	59	22	-
Reorganization of business and other (g)	10	(2)	20
EBITDA	131	147	164
Depreciation	46	45	43
Amortization*	19	19	19
Interest expense, net	125	121	125
Income tax expense	6	10	11
Net loss	$(65)	$(48)	$(34)

	Twelve Months Ended Jun 28, 2013
(in millions)

Net loss	$(172)
Interest expense, net	498
Income tax benefit	(7)
Depreciation and amortization expense*	257
Non-cash share-based compensation expense (c)	48
Fair value adjustment on interest rate and commodity derivatives (d)	6
Loss on extinguishment or modification of long-term debt, net (f)	85
Reorganization of business and other (g)	25
Cost savings (h)	52
Other terms (i)	10
Adjusted EBITDA	$802

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) No dilutive securities have been included in the diluted net loss or adjusted net loss per share calculations in periods where a net loss or adjusted net loss was incurred.

(b) Reflects amortization expense for trademarks/tradenames due to purchase price accounting relating to our acquisition by a consortium of investors in 2006.

(c) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(d) Reflects the change in fair value of our interest rate and commodity derivatives which are not designated as cash flow hedges under the provisions of ASC Topic 815, "Derivatives and Hedging.”

(e) Adjustments to reflect cash income tax expense.

(f) Reflects losses on extinguishments and modifications of our long-term debt, net.

(g) Reflects items related to our reorganization of business programs and other.

(h) Reflects costs savings that we expect to achieve from initiatives commenced prior to December 31, 2009 under our reorganization of business programs that are in process or have already been completed.

(i) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

Note 1

Adjusted operating earnings (loss) represents operating earnings (loss) adjusted for the amortization of acquired intangible assets, non-cash share-based compensation expense and reorganization of businesses and other charges (benefits). Adjusted operating earnings (loss) is not a recognized term under U.S. GAAP. Adjusted operating earnings (loss) does not represent operating earnings (loss), as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings (loss) as an indicator of our operating performance. We have included information concerning adjusted operating earnings (loss) because we use such information when evaluating operating earnings (loss) to better evaluate the underlying performance of the Company. Adjusted operating earnings (loss) as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings (loss) to operating earnings (loss), the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings (loss) is net earnings (loss), adjusted for certain items that we believe are not indicative of the performance of our ongoing operations. We present adjusted net earnings (loss) as a supplemental performance measure. We believe adjusted net earnings (loss) is helpful to an understanding of our business and provides a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings (loss) facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings (loss) for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings (loss) has limitations as an analytical tool, and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted net earnings (loss) only supplementally. A reconciliation of adjusted net earnings (loss) to net earnings (loss), the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items is a non-U.S. GAAP financial measure. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s existing notes and senior credit facilities. Adjusted EBITDA is net earnings (loss) adjusted for certain non-cash and other items that are included in net earnings (loss). The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on Adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of Adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings (loss), operating earnings (loss), or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of Adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings (loss). However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report Adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings (loss), which is a U.S. GAAP measure of our operating results, to Adjusted EBITDA, calculated as described above, has been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com
or
Media:
Andy North, 512-996-4418
andy.north@freescale.com